                                                                    EXHIBIT 11.1

                                  DYNAMEX INC.

                       CALCULATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                       YEAR ENDED               NINE MONTHS ENDED
                                                        JULY 31                      APRIL 30
                                             ------------------------------     ------------------
                                              1993       1994        1994        1995        1996
                                             ------     -------     -------     -------     ------
                                                                                   (UNAUDITED)
Net income (loss)..........................  $ (508)    $(1,065)    $(1,625)    $(1,431)    $  389
                                             ======     =======     =======     =======     ======
Weighted average common shares
  outstanding..............................     393         528         855         516      2,543
Common share equivalents related to options
  and warrants.............................   1,163       1,163       1,163       1,163      1,163
                                             ------     -------     -------     -------     ------
Common share and common share
  equivalents..............................   1,556       1,691       2,018       1,679      3,706
                                             ======     =======     =======     =======     ======
Common stock price used under treasury
  stock method.............................  $11.00     $ 11.00     $ 11.00     $ 11.00     $11.00
                                             ======     =======     =======     =======     ======
Net income (loss) per common share.........  $(0.33)    $ (0.63)    $ (0.81)    $ (0.85)    $ 0.10
                                             ======     =======     =======     =======     ======

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The net income (loss) per share is based on the weighted average number of shares of Common Stock outstanding during the period adjusted as follows: For the Common Stock, warrants and options which were issued within one year prior to the anticipated initial public offering, have been included in the calculation of common stock equivalent shares outstanding (using the treasury stock method for options and warrants) as if they were outstanding since the Company's inception in accordance with the rules of the Securities and Exchange Commission. Warrants and options issued prior to the aforementioned twelve-month period have been excluded from the calculation of common and common equivalent shares outstanding because their effect is anti-dilutive.